Exhibit 99.1

Inverness Medical Innovations Acquires Thermo BioStar, Inc.

Also Acquires Innogenetics Diagnostica Y Terapeutica, S.A.U.

WALTHAM, Mass., October 3, 2005 – Inverness Medical Innovations, Inc. (Amex: IMA), a leading manufacturer and marketer of consumer and professional medical diagnostic products and developer of advanced medical devices, announced today that on September 30, 2005, it acquired Thermo BioStar, Inc., from Thermo Electron Corporation (NYSE: TMO) for $52.5 million in cash.  BioStar, located in Louisville, Colorado, is a leading developer and manufacturer of high-performance, rapid diagnostic tests, including tests for the detection of infectious diseases and brings with it one of the industry’s leading direct sales teams.

On September 30, 2005, Inverness also acquired Innogenetics Diagnostica Y Terapeutica, S.A.U., a Spanish distributor of diagnostic products, from Innogenetics NV for approximately $11.8 million (or €9.76 million) plus a working capital adjustment payment to be determined and paid during the 4th quarter estimated to be approximately $7.2 million. IDT, which will be operating under the name “Inverness Medical Iberica,” had 2004 revenues of approximately $15 million and provides Inverness with a strong sales and marketing capability in the Spanish professional diagnostics marketplace.

Inverness financed both acquisitions using its existing revolving credit facilities and it also increased the total capacity of those facilities from $80 million to $100 million.

For more information about Inverness Medical Innovations, please visit its website at www.invernessmedical.com.

Inverness Medical Innovations is a leading global developer of advanced diagnostic devices and is presently exploring new opportunities for its proprietary electrochemical and other technologies in a variety of professional diagnostic and consumer-oriented applications including immuno- diagnostics with a focus on women’s health, cardiology and infectious disease. The Company’s new product development efforts, as well as its position as a leading supplier of consumer pregnancy and fertility/ovulation tests and rapid point-of-care diagnostics, are supported by the strength of its intellectual property portfolio.  Inverness is headquartered in Waltham, Massachusetts.

This press release contains forward-looking statements within the meaning of the federal securities laws. Actual results may differ materially due to numerous factors, including without limitation, the risk associated with integrating the operations and products of acquired companies into its existing operations; other risks generally associated with such transactions; difficulties in estimating the projected working capital payment due in connection with the IDT acquisition, and the risks and uncertainties described in the Inverness’ periodic reports filed with the Securities and Exchange Commission under the federal securities laws, including Inverness’ Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, as amended. Inverness undertakes no obligation to update any forward-looking statements.